UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2021

Tradeweb Markets Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38860	83-2456358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 430-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.00001	TW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Sara Furber as Chief Financial Officer

On August 30, 2021, the Board of Directors of Tradeweb Markets Inc. (the “Company”) appointed Sara Furber, age 46, to serve as Chief Financial Officer of the Company, effective September 7, 2021. Ms. Furber joins Tradeweb from U.S. equity exchange operator IEX Group, where she was CFO since 2018. As Chief Financial Officer of IEX Group, Ms. Furber led the company’s finance function and oversaw its new business portfolio, including technology businesses such as data platform IEX Cloud. Prior to joining IEX in 2016, she was a Managing Director and a member of Morgan Stanley’s Management Committee. She held several senior executive positions at Morgan Stanley, including Chief Operating Officer for Wealth Management. Ms. Furber previously served as Chief Operating Officer for Global Corporate and Investment Banking at Bank of America Merrill Lynch, after leading Investor Relations for Merrill Lynch during the global financial crisis and through its merger with Bank of America. Ms. Furber began her career in investment banking in 1997. She has a B.S. in Mechanical Engineering from Duke University.

Ms. Furber is party to an offer letter with the Company pursuant to which she is entitled to guaranteed total compensation for the 2021 calendar year in a minimum annualized amount equal to $3,500,000. This amount consists of (A) an annual base salary of $500,000, pro-rated for the partial calendar year, plus (B) a full-year cash bonus of $700,000 (the “Guaranteed Bonus”), subject to her continued employment at the time annual bonuses are paid, plus (C) an equity-based award with a grant date fair value of $2,300,000, to be awarded in 2022 in the ordinary course (the “2021 Equity Award”). The terms of the 2021 Equity Award will be determined by the Chief Executive Officer of the Company as part of the annual compensation process and subject to a form of award agreement approved by the compensation committee of the Board of Directors of the Company. For 2021, the Company may choose to pay amounts in excess of the Guaranteed Bonus and 2021 Equity Award amounts noted above based on the performance of Ms. Furber and the Company. Ms. Furber will be entitled to bonuses in future years in the discretion of the Company, and is also entitled to standard employee benefits.

In addition, in consideration of Ms. Furber’s forfeiture of certain deferred long-term incentive compensation provided by her current employer (“Existing Awards”), the Company has agreed to provide her with a special equity grant that is intended to be comparable to her Existing Awards. As such, Ms. Furber will receive the following equity awards (the “Special Equity Grants”) following her commencement of employment with the Company: (A) restricted stock units (“RSUs”) with a grant date value of $2,236,608, which will vest on March 31, 2022, (B) RSUs with a grant date value of $1,346,796, which will vest on March 31, 2023, (C) performance-based restricted stock units (“PRSUs”) with a grant date value of $345,000, which will vest on January 1, 2024, (D) RSUs with a grant date value of $399,777, which will vest on March 31, 2024, and (E) RSUs with a grant date value of $292,347, which will vest on March 31, 2025. If Ms. Furber’s current employer decides to vest or pay Ms. Furber for any of her Existing Awards, the award amounts described above will be modified to reflect such vesting or payment. The Special Equity Grants will otherwise be subject to the terms and conditions applicable to RSUs and PRSUs granted under the Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan. Ms. Furber will also be required to sign a restrictive covenant agreement that includes covenants of nondisclosure of confidential information, noncompetition and nonsolicitation.

The Company will enter into its standard form of indemnification agreement for directors and officers with Ms. Furber, a copy of which was previously filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-230115) and is incorporated herein by reference.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Ms. Furber and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. Ms. Furber has not engaged in any transaction with the Company during the last fiscal year, and she does not propose to engage in any transaction, that would be reportable under Item 404(a) of Regulation S-K.

Departure of Robert Warshaw as Chief Financial Officer

On August 30, 2021, the Company also announced that Robert Warshaw, currently the Chief Financial Officer of the Company, will be leaving the Company following a period of transition.

Item 7.01. Regulation FD Disclosure.

A press release related to the matters described in Item 5.02 of this Current Report on Form 8-K is furnished herewith as Exhibit 99.1 and hereby incorporated in this Item 7.01 by reference.

The information in Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Exhibit Description

99.1	Press Release of Tradeweb Markets Inc., dated August 30, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRADEWEB MARKETS INC.

Date: August 30, 2021	By:	/s/ Douglas Friedman
Name: Douglas Friedman
Title: General Counsel